                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 7, 1998



                          MINDSPRING ENTERPRISES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


             DELAWARE                                 0-27890                              58-2113290
    ---------------------------                    ------------                        -------------------
   (State or other jurisdiction                     (Commission                           (IRS Employer
         of incorporation)                         File Number)                        Identification No.)



              1430 WEST PEACHTREE ST., SUITE 400, ATLANTA, GA 30309
              -----------------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (404) 815-0770
                                                           --------------

ITEM 5.     OTHER EVENTS.

       On October 15, 1998, MindSpring Enterprises, Inc. (the "Company") acquired certain assets used in connection with the consumer dial-up Internet access business operated in the United States by Spry, Inc. ("Spry").
A description of this acquisition was set forth in the Company's Current Report on Form 8-K filed with the Commission on September 15, 1998. The Company is hereby filing under Item 7 certain updated, unaudited pro forma financial information concerning this acquisition.

       The Company is also filing hereby certain other information with respect to its business and financial condition that was contained in the Company's prospectus dated May 29, 1998 which formed a part of the Company's Registration Statement on Form S-3 (SEC File No. 333-51615) and that the Company deems of importance to its stockholders. Such information is set forth below.

                                    BUSINESS

     MindSpring is a leading national Internet access provider that focuses on serving individuals and small businesses. The Company is also a leading provider of Web hosting services, a complement to its Internet access business and one of the fastest growing segments of the Internet marketplace. MindSpring offers subscribers complete Internet access and Web hosting solutions which include user-friendly software, a reliable network and highly responsive customer service and technical support. Through its network of Company-owned and third-party POPs, the Company can offer its services in 45 U.S. states and the District of Columbia via a local telephone call. The Company has rapidly increased its subscriber base and revenues by (i) providing superior customer service and technical support, (ii) expanding marketing and distribution activities, and (iii) leveraging its operating capabilities to create additional revenue streams from value-added services such as Web hosting. As a result, the Company's subscriber base has grown rapidly, from approximately 12,000 subscribers at December 31, 1995 to approximately 341,000 subscribers, including approximately 12,000 Web hosting subscribers, at March 31, 1998. Management believes that high geographic concentrations of satisfied subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. By providing its subscribers superior service and support and achieving significant market penetration in a number of the Company's target markets, MindSpring has achieved profitability ahead of other national ISPs. In the first quarter of 1998, the Company had revenues, EBITDA and net income of $21.4 million, $3.9 million and $860,000, respectively, representing an EBITDA margin of 18% and earnings per share of $0.11.

     The Company was incorporated in Georgia in February 1994 and was reincorporated in Delaware in December 1995. The Company's executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309. The Company's telephone number is (404) 815-0770.

INDUSTRY OVERVIEW

     Internet access and enhanced Internet services represent two of the fastest growing segments of the telecommunications services marketplace. According to industry estimates, the number of Internet users in the United States who access the World Wide Web reached approximately 29.2 million in 1997 and is forecasted to grow to approximately 72.1 million by the year 2000. In addition, total ISP revenues in the U.S. are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000. The availability of Internet connectivity, advancements in technologies required to navigate the Internet and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of users.

     Internet access services represent the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, an increasing number of Internet users are taking advantage of value-added services such as Web hosting and security services. According to industry estimates, these value-added services represent the fastest growing segment of the ISP market. Value-added services revenues are projected to increase in the United States at a compounded annual growth rate of approximately 171% from $352 million in 1997 to $7 billion in 2000. In particular, Web hosting revenues are projected to grow in the United States approximately 144% annually from $247 million in 1997 to $3.6 billion in 2000.

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,000 national and local ISPs in the U.S. Access providers vary widely in geographic coverage, customer focus and levels of Internet access provided to subscribers. For example, access providers may concentrate on certain types of subscribers (such as businesses or individuals) that differ substantially in the type of service and support required. Providers may also differ according to whether they provide direct or indirect access to the Internet.

     The Company focuses on the individual and small business segments of the Internet marketplace. According to industry estimates, only 20% of U.S. households have Internet service. The Company believes that this market will grow substantially from its current level of market penetration. In addition to trends driving the overall growth of the Internet market, the individual and small business markets are being driven by lower prices in the PC market and increased availability of Web browsers which make the Internet experience more user-friendly. The Web hosting market represents another rapidly growing and underpenetrated area of the Internet marketplace. Web hosting growth for individuals and small businesses is being driven by the increasing desire of individuals and small businesses for World Wide Web sites without the responsibility and expense of maintaining a Web server or high speed Internet connection. The Company believes that the individual and small business markets represent an enormous area for continued growth as many of the major national ISPs are focused on medium and large businesses.

MINDSPRING STRATEGY

     MindSpring's objective is to strengthen its position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses. Key elements to the Company's business strategy include:

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     Continue to Provide Superior Customer Service and Technical Support.
Because the Internet is an evolving and growing medium, the number of potential problems subscribers may face is enormous. The Company believes that even sophisticated subscribers periodically encounter problems as applications designed for the Internet proliferate. Consequently, the Company focuses on providing high levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. As a result, the Company has low churn rates and experiences significant subscriber growth from customer referrals. In addition, the Company has received numerous customer service awards, including being named ISP with the best customer support by PC World magazine in December 1997. To ensure a high level of customer service and technical support, one of the Company's priorities is to maintain a sufficient number of qualified service and support personnel. In this regard, over half of the Company's employees are engaged in this capacity. The Company's technical support staff is highly trained in the use of MindSpring's starter-kit software and the Internet and is available 24 hours a day, seven days a week.

     Efficiently Expand National Network. The Company intends to continue to efficiently increase the capacity and geographic reach of its network in order to support subscriber growth, enter new markets and accommodate increased customer usage. The Company pursues a hybrid network strategy of owning POPs in mature markets where the Company can cost-effectively deliver high quality access services and leasing POPs and capacity from third-party network service providers in new or developing markets. The Company continuously evaluates the economic and strategic benefits of building Company-owned POPs versus leasing third-party POPs in each of its respective markets. This strategy allows MindSpring the flexibility to modify its network cost structure on a market-by-market basis. As of March 31, 1998, approximately 77% of the Company's subscribers accessed the Company's network through a Company-owned POP.

     Expand Targeted Marketing and Distribution Activities. The Company plans to expand its targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. The Company believes that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, the Company plans to increase its print publication, radio and direct mail advertising in certain targeted metropolitan areas throughout the U.S. In addition, the Company will continue to pursue nationwide strategic alliances and retail opportunities to broaden its distribution. The Company currently has such relationships with, among others, Microsoft Corporation, The 3Com Corporation and Ziff-Davis, Inc.

     Increase Revenues from Value-Added Services. The Company intends to continue to leverage its current sales, marketing and network capabilities to create additional revenue opportunities from value-added services such as Web hosting, Web page design and co-location services. Value-added services include the fastest growing segments of the Internet marketplace and are projected to grow in the United States from approximately $352.0 million in 1997 to approximately $7.0 billion by the year 2000. The Company, which began offering Web hosting in 1995, had approximately 12,000 Web hosting customers as of March 31, 1998. Business Services revenues, which consist predominantly of Web hosting, represent approximately 15% of the Company's revenues. The Company will continue to aggressively market value-added services in order to increase its participation in these higher end and faster growing segments of the Internet marketplace.

     Engage in Selected Acquisitions. Since early 1996, the Company has supplemented its expansion efforts through selected acquisitions of businesses and subscriber accounts. As the Company continues to expand, it may in the future acquire additional subscriber accounts and complementary businesses. According to industry sources, the ISP market is undergoing consolidation as performance, reliability, and support expectations prevent smaller ISPs from scaling up to remain competitive on a national or regional basis. As a result, the Company intends to evaluate acquisition opportunities as they become available.

MINDSPRING SERVICES

     The Company's services include dial-up Internet access, Web hosting and other value-added services such as Web page design and Web-server co-location. The Company's primary service offerings, dial-up Internet access and Web hosting, are offered in various price and usage plans designed to meet the needs of its customers. The Company continuously evaluates the need to add additional product offerings based upon market demands.

DIAL-UP INTERNET ACCESS

     MindSpring's primary service offering is dial-up Internet access. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.x or later operating system or Macintosh computer with at least 8MB of RAM and a modem of 14.4 Kbps speed or faster. The subscriber's MindSpring connection is a direct PPP connection, enabling the subscriber to use any standard Internet capable software that will run on the subscriber's computer.

     The Company currently offers the following five price plans for dial-up subscribers in order to accommodate both heavy and light Internet users. Each plan requires a start-up fee of up to $25 (except for the Commercial plan, which has a start-up fee of $50), depending upon the promotional method by which the subscriber is acquired.

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     The Works. For $26.95 per month, individual subscribers receive unlimited use (not intended to be a full-time connection) as well as 10MB of Web space, a personal Web page editor that lets subscribers create and upload their own Web pages, and two additional mailboxes.

     Unlimited Access. Individual subscribers pay $19.95 per month for unlimited use, with the restriction that the subscriber must disconnect when not actively accessing the Internet. The subscriber is not permitted, for example, to maintain a full-time computer connection as a World Wide Web server.

     Standard. Subscribers pay $14.95 per month for 20 hours of use and $1 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Light. Subscribers pay $6.95 per month for 5 hours of use and $2 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Commercial. Designed for small businesses, subscribers pay a $50 start-up fee and $99 per month thereafter in exchange for 160 hours of use and $.75 for each additional hour. Subscribers receive 10 mailboxes and are not charged for simultaneous usage which allows several employees to be online at once without paying additional fees.

     Subscribers to each plan can also purchase additional features such as extra mailboxes for specified fees.

     Substantially all of the Company's subscribers are on month-to-month subscriptions. The Company offers a 30-day money-back satisfaction guarantee for new subscribers. Billing is made to the majority of subscribers by automatic charges to subscribers' credit cards each month in advance, although some subscribers are invoiced (for an extra charge). Subscribers, as well as the Company, may cancel an account at any time, with the cancellation taking effect as of the first day of the following month.

     A subscriber who is within local dialing range of one of the MindSpring POPs or a third-party provider POP can access the Internet with a local telephone call. The Company also offers access to its services through an "800" number for an additional charge. All dial-up subscribers can connect to the MindSpring network (including the third-party provider POPs) via modem at speeds up to 36.6 Kbps and over 90% of the Company's subscribers can connect at speeds up to 56 Kbps. In a majority of the cities that the Company serves, individual subscribers, except subscribers to the Unlimited Access and Commercial plans, can also choose to connect via ISDN at 64 Kbps or 128 Kbps. There is a one-time extra start-up fee of $25 for ISDN users who subscribe to the Standard and Light plans; otherwise, ISDN pricing is the same as for modem subscribers. All dial-up subscribers, except subscribers to the Unlimited Access plan, also have the option of using MindSpring servers to publish information on the Internet through the World
Wide Web or FTP. MindSpring subscribers may use the space made available on MindSpring's servers to make World Wide Web pages or computer files available to the Internet.

WEB HOSTING

     MindSpring offers Web hosting accounts for companies and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. Web hosting subscribers can use their own domain names in their World Wide Web addresses. This type of Web hosting is sometimes called "virtual hosting." Web hosting subscribers are responsible for building their Web sites themselves and then uploading the pages to a MindSpring Web server. The Company's Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support, advanced services features, such as secure transactions and VRML (Virtual Reality Markup Language, a feature used to make Web pages seem three-dimensional), and reporting on site usage. The Company currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 12,000 Web hosting subscribers as of March 31, 1998.

OTHER SERVICES

     MindSpring offers other Internet-related services to its subscribers, including Web page design and Web-server co-location services. In the fourth quarter of 1997, the Company began to offer Web page design services to its subscribers by offering four standard design packages from which a subscriber can choose. The subscriber provides the text for the Web site, and custom design work is available from the Company, including logo design, additional HTML pages, and database integration. The Company also offers Web-server co-location services at its headquarters in Atlanta for subscribers who want to maintain their own Web servers in MindSpring's state-of-the-art telephony environment and receive a high-speed, full-time connection to the Internet. MindSpring's co-location services include 24-hour security monitoring, an uninterrupted power supply (UPS), climate control, remote access for the subscriber, tape swap, and secure tape storage. The Company also offers domain registration services and, in certain markets, dedicated access connections to the Internet.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     MindSpring believes that excellent customer support is critical to its success in retaining and in attracting new subscribers. MindSpring currently provides customer service and technical support at call centers located at its headquarters and at the Harrisburg Facility. The Company's customer service staff handles all questions regarding a subscriber's account and are available from 9 a.m. to 9 p.m. eastern time seven days a week (excluding major holidays). As of March 31, 1998, the Company had 50 customer service employees. The Company's technical support staff handles questions related to the provision of the Company's services such as questions regarding installation of the Company's service, connection to the Company's network and use of various software applications. The Company's technical support staff is available 24 hours a day, seven days a week (excluding major holidays). As of March 31, 1998, the Company had 313 technical support employees.

     Subscribers can call the Company's headquarters and the Harrisburg Facility through a local Atlanta telephone number or a toll-free "800" number. Subscribers can also e-mail their questions directly to a customer service and technical support address at the Company. In addition, the Company maintains MindSpring-specific newsgroups on the Internet where subscribers can post requests for help and other subscribers, as well as MindSpring support personnel, can respond.

SALES AND MARKETING

     The Company believes that the market for individual Internet access is heavily influenced by person-to-person referrals. Accordingly, the Company's marketing efforts have been geared, among other things, toward generating positive referrals and stimulating subscriber growth and retention by providing exceptionally high-quality service to its existing subscribers. The Company also offers a $10 credit to existing subscribers each time a new subscriber names the existing subscriber as the referral source. A significant number of the Company's new subscribers indicate that an existing subscriber referred them.

     The Company also engages in targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. The Company believes that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, the Company plans to increase its print publication, radio and direct mail advertising in certain targeted major metropolitan areas throughout the United States in order to achieve greater density in its subscriber base.

     In addition to encouraging referrals from existing subscribers and engaging in targeted marketing efforts, the Company has attempted to establish a nationwide presence and nationwide name recognition through moderate amounts of print publication, radio, and direct mail advertising and by pursuing nationwide strategic alliances available to the Company as a result of the Company's nationwide access and reputation for reliability and high quality. Such nationwide marketing opportunities may include, among others, entering into large-scale bundling arrangements with complementary products, such as computers, software products, multimedia books, and CD-ROM merchandise, and seeking strategic alliances available with complementary businesses operating in its service areas, such as Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, media companies, telecommunications companies, local area network and World Wide Web consulting companies, and other Internet access companies that specialize in providing dedicated connections. Such alliances are of varying natures and terms.

     The Company also intends to continue to expand its marketing and distribution efforts. The Company will continue to closely monitor the results of its marketing techniques as part of an ongoing effort to increase the cost-effectiveness of its marketing efforts.

     The Company has attempted to maintain a high degree of personal contact with the communities that it serves, and the Company has a staff of regional managers who are responsible for generating interest in MindSpring in these communities. MindSpring marketing personnel spend considerable time meeting with and making presentations to groups representing potential subscribers, such as computer user associations, high-technology business associations, and educational institutions. The Company plans to continue these efforts in the southeastern United States, New York and California and to selectively expand them to include key metropolitan areas in other regions of the country.

     Sales are consummated by the Company's telephone sales force, which responds to incoming subscription inquiries, as well as through an on-line sign-up procedure. The on-line registration module, which is available in the Company's retail software package, through the Company's Web site and through various Original Equipment Manufacturer ("OEM") arrangements, enables a user to become a MindSpring subscriber by selecting service plans and billing methods on-line, without the need to speak to a MindSpring employee.

NETWORK INFRASTRUCTURE

     Geographic Coverage. Through its network of Company-owned and third-party POPs, the Company can offer its services in 45 U.S. states and the District of Columbia via a local telephone call. Approximately 77% of MindSpring's subscribers dial into MindSpring owned and operated POPs. The Company has access to additional POPs through agreements with PSINet, Gridnet International, L.L.C., and GTE Internetworking Incorporated (formerly BBN Planet Corporation).

     The Company believes that the combination of Company-owned POPs and arrangements with third-party network providers enables MindSpring to provide Internet access services on a nationwide basis while managing the timing and magnitude of its capital expenditures. The Company employs a strategy of leasing POPs through third-party providers in locations where it is more economical to do so. These are typically geographic areas where the Company has less significant market penetration than areas served by MindSpring POPs. The Company periodically reevaluates the economics of the POP leasing strategy and, if warranted, installs a MindSpring POP to replace or overlap with a leased POP. MindSpring is less dependent today on third-party providers than it has been in the past.

     MindSpring POPs. Each MindSpring POP typically consists of data communications equipment such as 3COM Total Control modem chassis', 3COM or Bay switches and Cisco routers, the majority of which are currently co-located with a local telecommunications or media company.

     The 3COM modem chassis' employed by the Company support both ISDN and analog terminations. The Company is currently in the process of upgrading all modem chassis' to support the new international 56Kb modem standard, V.90. Each MindSpring POP is connected either to the Company's Atlanta Network Hub or to one of the Company's "Super-POPs." These connections consist of either a private line point-to-point Internet Protocol ("IP") connection or a frame relay connection. By routing Internet connections to the Super-POPs instead of the Company's Atlanta Network Hub, MindSpring is able to more efficiently manage Internet traffic.

     A Super-POP is a POP where MindSpring co-locates its equipment with a competitive local exchange carrier ("CLEC"). By co-locating with a CLEC, the Company is able to aggregate disparate Internet traffic from multiple local calling areas into a single modem pool via local telephone numbers. This creates, in effect, a "Super-POP," enabling the Company to offer local dial-up access out of a single POP to areas that would otherwise require co-location sites in each local dial-up area (i.e., multiple POPs) to accomplish the same task. As part of its strategy, the Company intends to open additional Super-POPs where demand and other economic factors warrant.

     Atlanta Network Hub. The Company's Atlanta Network Hub is connected, as are the Company's Super-POPs, to Internet backbone providers such as GTE Internetworking via leased DS-3 telecommunications lines. The Company's Atlanta Network Hub is supported by dual SONET rings provided by BellSouth and MediaOne. The Hub has a back-up generator for emergency use in the event of a prolonged loss of electric power. In addition to dial-up subscribers, most of the Company's Web hosting and Web-server co-location customers are served from this location.

     Network Operations Center. The Company maintains a Network Operations Center at its Atlanta headquarters through which the Company's technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. The Network Operations Center is staffed 24 hours a day, 7 days a week. In addition, the Company is continuing to invest in improved network monitoring software and hardware systems.

MINDSPRING SOFTWARE

     An important component of the Company's offering for dial-up subscribers is the MindSpring starter kit. The starter kit includes the MindSpring installation program, front-end software and documentation, an on- line registration module (retail version only), network software that enables a subscriber to connect to the Internet, and application programs. See "-- Subscriber Applications."

     The Company's objectives in developing and providing this starter kit are to:

          Simplify Installation. The MindSpring software package automatically configures all the individual Internet access programs after one-time entry by the user of a few required fields of information (name, user name, password, etc.).

          Provide a Convenient and Intuitive Starting Place for Subscribers. The MindSpring front-end software allows subscribers to connect and disconnect, see any current messages from MindSpring, check their monthly usage, see if they have any E-mail, and launch any of their Internet application programs, all from one screen. "Help" files and the accompanying documentation contain information on troubleshooting and things to do on the Internet.

          Enhance Efficiency of the Company's Support Services. High-quality software with which the Company's technical support representatives are familiar makes it easier for the Company to provide fast and efficient customer service and technical support. Software that is reliable and easy to install and use also tends to reduce subscriber need for extensive customer service and technical support services.

          Provide State-of-the-Art Applications. The Company uses existing applications in its software package. MindSpring believes that this approach will enable it to include state-of-the-art software in its package and to keep pace with technology developments by replacing applications with newer or better programs as they become available without diverting resources by attempting to develop new applications programs.

SUBSCRIBER APPLICATIONS

     MindSpring subscribers use their accounts for, among other things, communicating, retrieving information, and publishing information on the Internet. In Company surveys of its subscribers, a substantial number of the Company's individual subscribers report that they use their MindSpring accounts for personal as well as business purposes. The subscriber's MindSpring connection is a direct PPP connection, enabling subscribers to use any standard Internet-capable software that will run on their computers. A complete set of the most popular Internet applications are part of the MindSpring starter kit software package, including:

     Electronic Mail. E-mail allows subscribers to exchange electronic messages with anyone else who has an Internet e-mail address. These messages are usually text only but can also include other kinds of computer files (such as images, computer programs, or word processing documents), which are sent as attachments. The Company's software package includes the Eudora Light E-mail application.

     The World Wide Web. The World Wide Web allows a multimedia presentation of material (i.e., text, graphic, sound, and video). Users can move from one World Wide Web site to another by clicking on hypertext links and can interact with the World Wide Web information providers through typed input. The software programs that allow users to explore the World Wide Web are known as "browsers." The browser applications currently included in the Company's software package are Microsoft's Internet Explorer and Netscape Navigator.

     Network News. Network News provides Internet-wide, subject-specific forums on thousands of different subjects, where users can post information and review posted information from other users.

     FTP. File transfer protocol, or FTP, is a standard Internet tool that allows users to send and retrieve computer files. FTP is often used for retrieving software from various archive sites on the Internet.

     Internet Relay Chat. Internet Relay Chat allows users to participate in chat sessions, in which typed comments from all participants appear on the screen, allowing simultaneous multiperson real-time conversations.

     The Company has obtained permission and, in certain cases, licenses from each manufacturer of the software that the Company bundles in its front-end software product for Windows and Macintosh subscribers. See "Proprietary Rights."

BILLING AND MANAGEMENT INFORMATION SYSTEMS

     A majority of the Company's individual subscribers pay their MindSpring fees automatically by credit card each month. The Company generally sends monthly invoices to commercial accounts with multiple users. Billing calculations and payment transactions are managed on the Company's automated billing system. The Company expects to continue to modify and upgrade its billing system as needed in order to maintain its ability to bill and collect amounts due and to be responsive to changes in the market.

PROPRIETARY RIGHTS

     General. Although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights, the Company's success and ability to compete are dependent in part upon its technology. The Company relies on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of a relationship with the Company must be kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     Licenses. The Company has obtained authorization to use the products of each manufacturer of software that the Company bundles in its front-end software product for Windows and Macintosh subscribers. The particular applications included in the MindSpring starter-kit have, in some cases, been licensed. The Company currently intends to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. The Company may also want or need to license other applications in the future. License fees charged to the Company upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. Other applications included in the MindSpring starter kit are shareware that the Company has obtained permission to distribute or that are from the public domain and are freely distributable. MindSpring developed the front-end software programs in MindSpring's starter kit for Windows, Win95, and Macintosh.

COMPETITION

     The markets for the provision of Internet access and Web hosting services to individuals and small businesses is extremely competitive and highly fragmented. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company believes that the primary competitive factors determining success in these markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition, and results of operations.

     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. In addition, every local market the Company has entered or intends to enter is served by multiple local Internet access providers. The Company currently competes or expects to compete with the following types of companies: (i) national commercial Internet access providers, such as EarthLink Network, Inc., (ii) established on-line commercial information service providers, such as America Online, Inc., (iii) numerous regional and local commercial Internet access providers which vary widely in quality, service offerings, and pricing, (iv) national and regional Web hosting companies that focus primarily on providing Web hosting services,
(v) cable operators, (vi) national long-distance carriers, such as AT&T Corp. and MCI Communications Corporation, (vii) regional telephone companies, (viii) computer hardware and software and other technology companies, such as International Business Machines Corporation and Microsoft Corp, and (ix) nonprofit or educational Internet access providers.

     The Company believes that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and Web hosting markets. In addition, as consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and Web hosting services, resulting in even greater competition for the Company. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with such services, reducing the overall cost of their Internet access and Web hosting solutions and significantly increasing pricing pressures on the Company. The ability of the Company's competitors to enter into strategic alliances or joint ventures or to bundle services and products with Internet access or Web hosting could also put the Company at a significant competitive disadvantage. Competition could result in increased selling and marketing expenses, related subscriber acquisition costs, and increased subscriber attrition, all of which could adversely affect the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to offset the effects of any such increased costs through an increase in the number of its subscribers or higher revenue from enhanced services or that the Company will have the resources to continue to compete successfully.

     Moreover, the Company faces competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. For example, technologies have been developed that enable cable television operators to offer high-speed Internet access through their cable facilities. These broadband technologies promise significantly higher access rates than existing modem speeds. Such companies could include Internet access or Web hosting in their basic bundle of services or could offer such access for a nominal additional charge and could prevent the Company from delivering Internet access through the wire and cable connections that such companies own. Any such developments could materially adversely affect the Company's business, financial condition, and results of operations.

     The Company does not currently compete internationally. To the extent that the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, the Company may be at a competitive disadvantage relative to other competitors.

GOVERNMENT REGULATION

     The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company, as an Internet access provider, is not currently subject to direct regulation by the FCC or any other agency, other than regulations applicable to businesses generally. In a report to Congress issued on April 10, 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     The consequence of this finding is that the Company is not subject to regulations applicable to telephone companies and similar carriers. The Company also is not required to contribute a percentage of its gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and certain health care providers. The FCC action is also likely to discourage states from regulating Internet access providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that the Company could be exposed to regulation in the future. For example, in the same report to Congress the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone services should be subject to the universal service support obligations discussed above, or pay carrier access charges on the same basis as traditional telecommunications companies. Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. The Company has no current plans to install gateway equipment and offer telephony, and so does not believe it would be directly affected by these developments. However, it cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet access providers.

     The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although no claims seeking to impose such liability have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future or, if asserted, will not be successful. As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of contesting any such asserted claims or the consequent imposition of liability could materially adversely affect the Company's business, financial condition, and results of operations.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. The Company cannot predict the impact, if any, that any future regulatory changes or development may have on its business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition, and results of operations.

EMPLOYEES

     As of March 31, 1998, the Company had 602 employees. The Company anticipates that the development of its business will require the hiring of a substantial number of new employees. None of the Company's current employees is represented by a labor organization, and the Company's management considers its employee relations to be good.

PROPERTIES

     The Company maintains its corporate headquarters in Atlanta, Georgia. The lease for this space expires March 31, 1999. The Company has the option to extend this lease for an additional two years. The Company has arranged for expansion space within the building that houses its current headquarters. The Company also leases additional office space in the vicinity of its Atlanta headquarters in order to meet the Company's existing and anticipated space requirements. The lease for this additional office space expires on March 31, 2002. The Company believes that these facilities will provide sufficient capacity for the Company's operations for the foreseeable future. Equipment for POPs other than the Atlanta POP site is generally co-located with and in space leased from other companies operating in the area of the particular POP.

     The Company also maintains the Harrisburg Facility, which it primarily uses to augment its current sales, customer service and technical support operations. The lease for the Harrisburg Facility expires on December 14, 1999. The Company has the option to extend this lease for one additional year. In December 1997, in connection with its acquisition of Internet Direct, Inc., MindSpring acquired a facility in Phoenix, Arizona where it continues to operate the former Web hosting and development businesses of Internet Direct.

LEGAL PROCEEDINGS

     The Company is not currently involved in any pending legal proceedings that are likely to have a material impact on the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MindSpring is a leading national Internet access provider that focuses on serving individuals and small businesses. The Company is also a leading provider of Web hosting services, a complement to its Internet access business and one of the fastest growing segments of the Internet marketplace. Through its network of Company-owned and third-party POPs, the Company can offer its services in 45 U.S. states and the District of Columbia via a local telephone call. As of March 31, 1998, the Company served approximately 341,000 subscribers, including approximately 12,000 Web hosting subscribers.

     The Company's services include dial-up Internet access, Web hosting and other value-added services such as Web page design and Web-server co-location. The Company's primary service offerings, dial-up Internet access and Web hosting, are offered in various price and usage plans designed to meet the needs of its customers. The Company offers local Internet access to subscribers either through Company-owned POPs or through access to POPs owned and operated by third parties with which the Company has network service agreements. Through these service agreements, the Company has the flexibility to offer Internet access through a Company-owned POP, a third-party network provider's POP or a combination thereof.

STATEMENT OF OPERATIONS

     The Company derives revenue primarily from monthly subscriptions and start-up fees from individuals for dial-up access to the Internet. Monthly subscription fees vary by billing plan. Under the Company's current pricing plans, customers have a choice of two "flat rate" plans (The Works and Unlimited Access) and three "usage-sensitive" plans (Standard, Light and Commercial). For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the average monthly recurring revenue per dial-up subscriber was approximately $20 (monthly recurring revenue plus usage charges for non-"flat rate" subscribers, divided by total subscribers). Start-up fees for new subscribers vary depending on the promotional method by which the subscriber is acquired, ranging up to a maximum of $25. Aggregate subscriber start-up fees are sufficient to cover the aggregate costs of direct materials, mailing expenses, and licensing fees associated with new subscribers. A majority of the Company's individual subscribers pay their MindSpring fees automatically by pre-authorized monthly charges to the subscriber's credit card.

     In addition, the Company earns revenue by providing Web hosting, domain registration and Web page design services, Web-server co-location and full-time dedicated access connections to the Internet. The Company's Web hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. The Company currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 12,000 Web hosting subscribers as of March 31, 1998. Through its domain registration services, the Company provides subscribers the ability to personalize electronic mail addresses and URLs (Uniform Resource Locators). The services described in this paragraph have been classified as business services in the statements of operations and the "Results of Operations" tables set forth below.

     The Company's costs include (i) costs of revenue that are primarily related to the number of subscribers; (ii) selling, general and administrative expenses that are associated primarily with operations; and (iii) depreciation and amortization, which are related to the size of the Company's network and the deferred costs associated with acquired customer bases.

     Costs of revenue that are primarily related to the number of subscribers include both recurring costs and subscriber start-up expenses. Recurring costs of revenue consist primarily of the costs of telecommunications facilities necessary to provide service to subscribers and certain monthly licensing fees per subscriber for the right to receive and make available certain proprietary on-line services. Telecommunications facilities costs include the costs of providing local telephone lines into each Company-owned POP, costs related to the use of third-party networks pursuant to services agreements, and costs associated with leased lines connecting each Company-owned POP and third-party network to the Company's hub and connecting the Company's hub to the Internet backbone. Start-up expenses for each subscriber include one-time license fees paid to third parties for the right to bundle other capabilities into the Company's software, cost of diskettes and other product media, manuals, and packaging and delivery costs associated with the materials provided to new subscribers. The Company does not defer any such subscriber start-up expenses.

     Selling, general and administrative costs are incurred in the areas of sales and marketing, customer support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as the Company's scope of operations increases. However, the Company expects that such costs will be more than offset by anticipated increases in revenue attributable to overall subscriber growth. In addition, significant levels of marketing activity may be necessary in order for the Company to build or increase its subscriber base in a given market to a size large enough to generate sufficient revenue to offset such marketing expenses. The Company may determine to significantly increase the level of marketing activity in order to increase the rate of subscription growth. Any such increase would have a short-term negative impact on earnings. The Company does not defer any start-up expenses related to entering new markets.

     As the Company expands into new markets, both costs of revenue and selling, general and administrative expenses will increase. To the extent the Company opens MindSpring POPs in new markets, such expenses may also increase as a percentage of revenue in the short term after a new MindSpring POP is opened because many of the fixed costs of providing service in a new market are incurred before significant revenue can be expected from that market. However, to the extent that the Company expands into new markets by using third-party POPs instead of opening its own POPs, the Company's incremental monthly recurring costs will consist primarily of the fees to be paid to third parties pursuant to network service agreements. The margins on such subscribers will initially be higher than if the Company had developed its own POP in new markets. Once a new market matures, costs of revenue as a percentage of revenue will tend to be higher in markets served through utilization of purchased network services rather than Company-owned POPs since the full costs of utilizing such network services is included in costs of revenue while a portion of the costs of utilizing Company-owned POPs is included in depreciation and amortization and because, subject to local area telecommunications charges, the Company can provide services at a lower cost on its own POPs when certain economies of scale are achieved.

     The Company has added, and may in the future continue to add, MindSpring subscribers by purchasing customer bases from other Internet service providers. The Company amortizes such purchased customer bases using the straight-line method over a period of three years, commencing when the purchase is completed. Customer base purchases and related amortization for the year ended December 31, 1997 and the three months ended March 31, 1998 were not material to the Company's results of operations.

     While the Company has experienced annual operating losses since its inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets, it generated positive cash flows from operations during 1997 and had profitable quarters in the fourth quarter of 1997 and the first quarter of 1998. The Company expects to continue to focus on increasing its subscriber base, which will cause its costs of revenue, selling, general and administrative expenses and capital expenditures to increase in addition to its revenues. There can be no assurance, however, that growth in the Company's revenue or subscriber base will continue or that the Company will be able to sustain profitability or positive cash flows.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the Company's Statement of Operations as a percentage of revenue. Operating results for any period are not necessarily indicative of results for any future period.

                                                                                                             THREE MONTHS
                                                                             YEAR ENDED                          ENDED
                                                                            DECEMBER 31,                       MARCH 31,
                                                            ----------------------------------------  ------------------------
                                                               1995          1996          1997          1997          1998
           REVENUES:
                Access                                           65%           74%           78%           75%           79%
                Business services                                12%           13%           15%           15%           15%
                Subscriber start-up fees.................        23%           13%            7%           10%            6%
                                                                ---           ---           ---           ---           ---
                     Total revenues......................       100%          100%          100%          100%          100%
                                                                ---           ---           ---           ---           ---
           COST AND EXPENSES:
                Cost of revenue-recurring................        28%           35%           29%           32%           28%
                Cost of revenue start-up fees............        15%           10%            3%            4%            3%
                Selling, general and administrative......       100%           78%           59%           71%           51%
                Depreciation and amortization............        12%           18%           16%           19%           13%
                                                                ---           ---           ---           ---           ---
                     Total operating expenses............       155%          141%          107%          126%           95%
                                                                ---           ---           ---           ---           ---
           Operating gain (loss).........................       (55%)         (41%)          (7%)         (26%)           5%
           Interest income (expense), net................       (33%)          (1%)          (1%)          --            (1%)
                                                                ---           ---           ---           ---           ---
           Income (loss) before taxes....................       (88%)         (42%)          (8%)         (26%)           4%
           Income tax provision..........................        --            --            --            --            --
                                                                ---           ---           ---           ---           ---
                     Net income (loss)...................       (88%)         (42%)          (8%)         (26%)           4%
                                                                ===           ===           ===           ===           ===

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenue. Revenue for the three months ended March 31, 1998 totaled approximately $21,384,000, compared to approximately $9,780,000 for the three months ended March 31, 1997. The approximately 119% increase in period revenue resulted primarily from a 123% increase in subscribers. Revenues from dial-up access to the Internet for the three months ended March 31, 1998 represented approximately 79% of revenue, compared to approximately 75% of revenue for the same quarter in the prior year. Subscriber start-up fees accounted for approximately 6% of revenue for the three months ended March 31, 1998, compared to approximately 10% for the three months ended March 31, 1997. The Company anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenue. Business services revenue remained steady and represented approximately 15% of total revenue for the three months ended March 31, 1998 and 1997.

     Costs of Revenue-Recurring. For the three months ended March 31, 1998, costs of revenue-recurring decreased to approximately 28% of total revenue, compared to approximately 32% of total revenue for the three months ended March 31, 1997. Costs of revenue-recurring also decreased as a percentage of dial-up access revenue from approximately 43% in the first quarter of 1997 to approximately 35% in the first quarter of 1998. Exclusive of $600,000 in discounts received in the first quarter of 1998 and $450,000 in discounts received in the first quarter of 1997 pursuant to the Company's network services agreement with PSINet, Inc. ("PSINet") (the "PSINet Services Agreement"), costs of revenue-recurring would have been approximately 39% and 49% of total dial-up revenue, respectively. For a discussion of the PSINet Services Agreement, see Notes 3 and 7 of Notes to Financial Statements. This decrease of costs of revenue-recurring as a percentage of total revenue and as a percentage of dial-up access revenue resulted primarily from increased efficiency and reduced network costs per subscriber in the Company's own network.

     Costs of Revenue-Start-Up Fees. For the three months ended March 31, 1998, subscriber start-up expenses decreased to approximately 3% of total revenue, compared to approximately 4% of total revenue for the three months ended March 31, 1997. Costs of revenue-start-up fees increased as a percentage of subscriber start-up revenue from approximately 36% for the three months ended March 31, 1997 to approximately 51% in the three months ended March 31, 1998. This increase of costs of revenue-start-up fees as a percentage of subscriber start-up revenue resulted from the Company more aggressively waiving the subscriber start-up fees during selected marketing campaigns in the first quarter of 1998. The Company anticipates that start-up expenses will continue to decrease as a percentage of total revenue to the extent that the number of new subscribers decreases as a percentage of the entire subscriber base.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately 51% of revenue for the three months ended March 31, 1998, compared to approximately 71% of revenue for the three months ended March 31, 1997. The decrease in selling, general and administrative expenses as a percentage of revenue resulted from economies of scale with respect to certain costs, such as employee compensation, that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by management.

     Depreciation and Amortization. Depreciation and amortization expenses decreased to approximately 13% of revenue for the three months ended March 31, 1998, compared to approximately 19% of revenue for the same period in the prior year. Amortization expense for the three months ended March 31, 1998 was approximately 5% of revenue compared to approximately 10% of revenue for the three months ended March 31, 1997. Amortization expense resulted solely from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenue for the three months ended March 31, 1998, compared to approximately 9% for the comparable period in the prior year. The decrease in depreciation expense as a percentage of total revenue resulted from efficiencies within the Company's owned POPs resulting from reductions in the cost of new equipment and improved utilization within the Company's network and the utilization of purchased network services as opposed to increasing capacity by the construction of additional Company-owned POPs.

     Interest Expense, Net. Interest expense for the three months ended March 31, 1998 consisted of approximately $270,000 related to capital leases of equipment and imputed interest related to a note payable issued to PSINet, offset by approximately $107,000 of interest income. For the three months ended March 31, 1997, the Company had interest expense related to capital leases of equipment and imputed interest related to a note payable issued to PSINet of approximately $127,000 and interest income of approximately $107,000.

     Income Tax Provision. For the three months ended March 31, 1998, the Company recorded a provision for income taxes equal to its liability in various states at the enacted rates where it does not have any net operating loss carryforwards available. The remaining portion of the current period provision was offset by the reversal of previously recorded valuation allowance amounts. For the three months ended March 31, 1997, no income tax benefit was recognized as the Company had a net taxable loss for the period and anticipated being in a net taxable loss position for the year ended December 31, 1997.

     The Company is continually assessing its income tax situation to determine when it is "more likely than not" that its deferred tax assets will be realized. Based on the Company's short history of earnings and the uncertainty of near term earnings due to various industry trends which may have a significant negative impact on near term earnings, management does not believe it is "more likely than not" that the deferred tax assets will be realized. When management believes this situation has changed, the Company will reverse its valuation allowance (approximately $4.9 million at March 31, 1998) through that period's tax provision. Prior to that point, the Company will reverse the valuation allowance against the current period's provision as realized.

     Net Income and Income Per Share. As a result of the factors discussed above, the Company's net income for the three months ended March 31, 1998 was $860,000, or $0.11 basic and diluted income per share, compared to a net loss of $2,525,000, or $0.34 basic and diluted loss per share, for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenue. Revenue for the year ended December 31, 1997 totaled approximately $52,556,000, as compared to approximately $18,132,000 for the year ended December 31, 1996. The approximately 190% increase in period revenue resulted primarily from an approximately 129% increase in subscribers. Revenues increased in a greater proportion than subscribers because the subscribers acquired in the PSINet Transaction (as described herein) were added in the later portion of 1996. See "-- Liquidity and Capital Resources". Revenues from dial-up access to the Internet for the year ended December 31, 1997 represented approximately 78% of revenue, compared to approximately 74% for the year ended December 31, 1996. Business services revenue increased slightly to approximately 15% of revenue for the year ended December 31, 1997, compared to approximately 13% for the year ended December 31, 1996. This increase is primarily attributable to the increase in the number of the Company's Web hosting customers. Subscriber start-up fees accounted for 7% of revenue for the year ended December 31, 1997, as compared to approximately 13% for the year ended December 31, 1996. The Company anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenue.

     Costs of Revenue-Recurring. For the year ended December 31, 1997, costs of revenue-recurring decreased to approximately 29% of total revenue, compared to approximately 35% of total revenue for the year ended December 31, 1996. Costs of revenue-recurring also decreased as a percentage of dial-up access revenue from approximately 47% for the year ended December 31, 1996 to approximately 37% for the year ended December 31, 1997. Exclusive of $2,050,000 in discounts received in 1997 pursuant to the PSINet Services Agreement, costs of revenue-recurring would have been approximately 42% of total dial-up revenue for the year ended December 31, 1997, compared to approximately 47% for the year ended December 31, 1996. This decrease of costs of revenue-recurring as a percentage of total revenue and as a percentage of dial- up access revenue resulted primarily from increased efficiency and reduced network costs per subscriber in the Company's own network.

     Costs of Revenue-Start-Up Fees. For the year ended December 31, 1997, subscriber start-up expenses decreased to approximately 3% of total revenue, compared to approximately 10% of total revenue for the year ended December 31, 1996, and decreased to approximately 41% of start-up fee revenue for the year ended December 31, 1997, compared to approximately 77% of start-up fee revenue for the year ended December 31, 1996. The Company had significant customer start-up costs in 1996 due to expenditures for license fees and starter kits related to the acquisition of certain individual subscriber accounts of PSINet. The Company anticipates that start-up expenses will continue to decrease as a percentage of total revenue to the extent that the number of new subscribers decreases as a percentage of the entire subscriber base. The decrease in start-up expenses as a percentage of start-up fees resulted from reduced expenditures per new subscriber for licenses and start-up kit materials.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately 59% of revenue for the year ended December 31, 1997, compared to approximately 78% of revenue for the year ended December 31, 1996. The decrease in selling, general and administrative expenses as a percentage of revenue resulted from the Company's benefiting from economies of scale with respect to certain costs, such as employee compensation, that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by management.

     Depreciation and Amortization. Depreciation and amortization expenses decreased to approximately 16% of revenue for the year ended December 31, 1997, compared to approximately 18% of revenue for the year ended December 31, 1996. Amortization expense remained steady at approximately 8% of revenue for both the years ended December 31, 1997 and December 31, 1996. Amortization expense resulted primarily from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenue for the year ended December 31, 1997, compared to approximately 10% for the year ended December 31, 1996. The decrease in depreciation expense as a percentage of total revenue resulted from efficiencies within Company-owned POPs resulting from reductions in cost of new equipment and improved utilization within the Company's network and the addition of capacity through utilization of purchased network services as opposed to increasing capacity by the construction of additional Company-owned POPs.

     Interest Expense, Net. Interest expense for the year ended December 31, 1997 consisted of approximately $749,000 related to capital leases of equipment and imputed interest related to a note payable issued to PSINet, offset by approximately $411,000 of interest income. For the year ended December 31, 1996, the Company had interest expense related to capital leases of equipment and imputed interest related to a note payable issued to PSINet of approximately $415,000 and interest income of approximately $325,000.

     Net Loss and Loss Per Share. As a result of the factors discussed above, the Company's net loss for the year ended December 31, 1997 was $4,083,000, or $0.54 basic and diluted loss per share, compared to a net loss of $7,612,000, or $1.45 basic and diluted loss per share, for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenue. Revenue for the year ended December 31, 1996 totaled approximately $18,132,000, as compared to approximately $2,227,000 for the year ended December 31, 1995. The 714% increase in period revenue resulted primarily from an 881% increase in subscribers offset by a decrease in revenue per subscriber resulting from price changes implemented in May 1996. Revenues from dial-up access to the Internet for the year ended December 31, 1996 represented approximately 74% of the revenue, compared to approximately 65% for the year ended December 31, 1995. Subscriber start-up fees accounted for 13% of revenue for the year ended December 31, 1996, as compared to 23% for the year ended December 31, 1995. Business services revenue increased slightly to 13% of revenue for the year ended December

31, 1996, compared to 12% for the year ended December 31, 1995. This increase was primarily attributable to the increase in the number of the Company's Web hosting customers.

     Costs of Revenue-Recurring. For the year ended December 31, 1996, costs of revenue-recurring increased to approximately 35% of total revenue, compared to approximately 28% of total revenue for the year ended December 31, 1995. Costs of revenue-recurring also increased as a percentage of dial-up access revenue from approximately 43% for the year ended December 31, 1995 to approximately 47% for the year ended December 31, 1996. This increase was primarily associated with expanding the Company's network into 40 markets at the end of 1996 compared to seven markets at the end of 1995.

     Costs of Revenue-Start-Up Fees. For the year ended December 31, 1996, subscriber start-up expenses decreased to approximately 10% of total revenue, compared to approximately 15% of total revenue for the year ended December 31, 1995, and increased to approximately 77% of start-up fee revenue for the year ended December 31, 1996, compared to approximately 66% of start-up fee revenue for the year ended December 31, 1995. This increase was attributable to the additional expenditures such as license fees and starter kits related to the purchase of certain individual subscriber accounts of PSINet in the third quarter of 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses represented approximately 78% of revenue for the year ended December 31, 1996, compared to approximately 100% of revenue for the year ended December 31, 1995. The decrease in selling, general and administrative expenses as a percentage of revenue resulted from the Company's benefiting from economies of scale with respect to such costs as employee compensation that do not increase in direct proportion to increases in revenue and cost control efforts implemented by management.

     Depreciation and Amortization. Depreciation and amortization expenses increased to approximately 18% of revenue for the year ended December 31, 1996, compared to approximately 12% of revenue for the year ended December 31, 1995. The increase is attributable to the 227% increase in property, plant and equipment and the amortization of acquired customer bases. The Company is amortizing the costs of acquired customer bases over a three-year period. Amortization expense related to the acquired customer bases for the year ended December 31, 1996 was approximately $1,521,000.

     Interest Expense, Net. Interest expense for the year ended December 31, 1996 consisted of approximately $415,000 related to capital leases of equipment and imputed interest related to a note payable issued to PSINet, offset by approximately

$325,000 of interest income. For the year ended December 31, 1995, the Company had interest expense of approximately $725,000.

     Net Loss and Loss Per Share. As a result of the factors discussed above, the Company's net loss for the year ended December 31, 1996 was $7,612,000, or $1.45 diluted loss per share, compared to a net loss of $1,959,000, or $0.59 diluted loss per share, for the year ended December 31, 1995.

QUARTERLY COMPARISONS

     The following table sets forth certain quarterly financial information of the Company for each quarter of fiscal 1996 and fiscal 1997 and for the first quarter of fiscal 1998. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the audited financial statements included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial results for such periods. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the other financial information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       THREE MONTHS ENDED,
                                       --------------------------------------------------------------------------------
                                          MAR. 31,         JUNE 30,        SEP. 30,        DEC. 31,         MAR. 31,
                                            1996             1996            1996            1996             1997
                                                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA
Revenues:
    Access                             $    1,170       $    1,619      $    3,911      $     6,720      $     7,356
    Business services...............          303              397             655              931            1,424
    Subscriber start-up fees........          339              479             735              873            1,000
                                       ----------       ----------      ----------      -----------      -----------
        Total Revenues..............        1,812            2,495           5,301            8,524            9,780
                                       ----------       ----------      ----------      -----------      -----------
Costs and expenses:
    Cost of revenue -- recurring              542              755           1,906            3,129            3,169
    Cost of revenue -- start-up
      fees                                    264              352             941              319              365
    Selling, general, and
      administrative                        1,738            2,603           4,043            5,777            6,923
    Depreciation and
      amortization                            234              362           1,012            1,677            1,828
                                       ----------       ----------      ----------      -----------      -----------
        Total operating
          expenses                          2,778            4,072           7,902           10,902           12,285
                                       ----------       ----------      ----------      -----------      -----------
    Operating gain (loss)...........         (966)          (1,577)         (2,601)          (2,378)          (2,505)
    Interest income (expense),
      net                                     (73)             117            (101)             (33)             (20)
                                       ----------       ----------      ----------      -----------      -----------
    Income (loss) before
      taxes                                (1,039)          (1,460)         (2,702)          (2,411)          (2,525)
    Income tax provision............            0                0               0                0                0
                                       ----------       ----------      ----------      -----------      -----------
    Net income (loss)...............       (1,039)      $   (1,460)     $   (2,702)     $    (2,411)     $    (2,525)
                                       ==========       ==========      ==========      ===========      ===========

PERCENTAGE OF TOTAL
  REVENUES
Revenues:

                                                                 THREE MONTHS ENDED,
                                          ----------------------------------------------------------------
                                              JUNE 30,         SEP. 30,        DEC. 31,         MAR. 31,
                                                1997             1997            1997             1998
                                                               (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA
Revenues:
    Access                                 $     9,053      $    10,858     $    13,658      $    16,992
    Business services...............             1,741            2,084           2,462            3,173
    Subscriber start-up fees........               806            1,025           1,089            1,219
                                           -----------      -----------     -----------      -----------
        Total Revenues..............            11,600           13,967          17,209           21,384
                                           -----------      -----------     -----------      -----------
Costs and expenses:
    Cost of revenue -- recurring                 3,525            3,948           4,561            5,990
    Cost of revenue -- start-up
      fees                                         295              440             519              617
    Selling, general, and
      administrative                             7,142            7,771           8,948           10,852
    Depreciation and
      amortization                               2,059            2,273           2,535            2,872
                                           -----------      -----------     -----------      -----------
        Total operating
          expenses                              13,021           14,432          16,563           20,331
                                           -----------      -----------     -----------      -----------
    Operating gain (loss)...........            (1,421)            (465)            646            1,053
    Interest income (expense),
      net                                           (9)            (161)           (148)            (163)
                                           -----------      -----------     -----------      -----------
    Income (loss) before
      taxes                                     (1,430)            (626)            498              890
    Income tax provision............                 0                0               0              (30)
                                           -----------      -----------     -----------      -----------
    Net income (loss)...............       $    (1,430)     $      (626)    $       498      $       860
                                           ===========      ===========     ===========      ===========

PERCENTAGE OF TOTAL
  REVENUES
Revenues:

    Access                                    65%              65%             74%              79%              75%
    Business services...............          17%              16%             12%              11%              15%
    Subscriber start-up fees........          18%              19%             14%              10%              10%
                                       ---------        ---------       ---------       ----------       ----------
        Total Revenues..............        100%             100%            100%             100%             100%
Costs and expenses:
    Cost of revenue -- recurring              30%              30%             36%              37%              32%
    Cost of revenue -- start-up
      fees                                    15%              14%             18%               4%               4%
    Selling, general, and
      administrative                          95%             104%             76%              67%              71%
    Depreciation and
      amortization                            13%              15%             19%              20%              19%
                                       ---------        ---------       ---------       ----------       ----------
        Total costs and
          expenses                           153%             163%            149%             128%             126%
                                       ---------        ---------       ---------       ----------       ----------
    Operating gain (loss)...........         (53%)            (63%)           (49%)            (28%)            (26%)
    Interest income (expense),
       net                                    (4%)              4%             (2%)              0%               0%
                                       ---------        ---------       ---------       ----------       ----------
    Income (loss) before
      taxes                                  (57%)            (59%)           (51%)            (28%)            (26%)
    Income tax provision............           0%               0%              0%               0%               0%
                                       ---------        ---------       ---------       ----------       ----------
    Net income (loss)                        (57%)            (59%)           (51%)            (28%)            (26%)
                                       =========        =========       =========       ==========       ==========

    Access                                     78%              78%             80%              79%
    Business services...............           15%              15%             14%              15%
    Subscriber start-up fees........            7%               7%              6%               6%
                                       ----------       ----------      ----------       ----------
        Total Revenue...............          100%             100%            100%             100%
Costs and expenses:
    Cost of revenue -- recurring               30%              28%             27%              28%
    Cost of revenue -- start-up
      fees                                      3%               3%              3%               3%
    Selling, general, and
      administrative                           61%              56%             51%              51%
    Depreciation and
      amortization                             18%              16%             15%              13%
                                       ----------       ----------      ----------       ----------
        Total costs and
          expenses                            112%             103%             96%              95%
                                       ----------       ----------      ----------       ----------
    Operating gain (loss)...........          (12%)             (3%)             4%               5%
    Interest income (expense),
       net                                      0%              (1%)            (1%)             (1%)
                                       ----------       ----------      ----------       ----------
    Income (loss) before
      taxes                                   (12%)             (4%)             3%               4%
    Income tax provision............            0%               0%              0%               0%
                                       ----------       ----------      ----------       ----------
    Net income (loss)                         (12%)             (4%)             3%               4%
                                       ==========       ==========      ==========       ==========

LIQUIDITY AND CAPITAL RESOURCES

     The Company generated net cash from operations in the amount of $11,354,000 and $5,607,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, versus using cash of approximately $2,005,000 and $798,000 to support operating activities during the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. The operating cash flow was used during the three months ended March 31, 1998 primarily to cover the Company's investing activities of approximately $5,240,000 primarily related to purchases of telecommunications equipment necessary for the provision of service to subscribers. The Company's primary financing activities of approximately $887,000 for the three months ended March 31, 1998 consisted of cash paid for capital lease obligations and cash paid to PSINet in connection with a transaction between the Company and PSINet in 1996 in which the Company purchased certain individual subscriber accounts of PSINet and related assets (the "PSINet Transaction"). Total cash used in financing activities for the three months ended March 31, 1997 was approximately $245,000, consisting of cash paid for capital lease obligations and to PSINet in connection with the PSINet Transaction.

     In June 1997, the Company entered into various agreements with BellSouth (collectively, the "BellSouth Agreement"), pursuant to which the Company agreed to purchase certain telecommunications facilities from BellSouth over a term of 24 months. The Company estimates the total commitment under the BellSouth Agreement to be approximately $2,700,000 per year.

     As of March 31, 1998, the Company had cash on hand of approximately $8,866,000. The Company's significant capital commitments through 1998 include approximately $1,647,000 in principal related to a non interest-bearing note issued to PSINet in connection with the PSINet Transaction and $2,508,000 in capital lease payments. The Company anticipates that it will continue to generate cash flows from operations in 1998. The Company estimates that its cash and financing needs in 1998, assuming reasonable internal growth, can be met by cash on hand, additional capital financing arrangements (including the Offering), and cash flow from operations. If such sources of financing are insufficient or unavailable, or if the Company experiences shortfalls in anticipated revenue or increases in anticipated expenses, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding. The Company frequently engages in discussions involving potential business acquisitions. Depending on the circumstances, the Company may not disclose material acquisitions until completion of a definitive agreement. The Company may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in the Company's growth rate could materially affect the Company's operating and financial expectations and results, liquidity and capital resources.

     The Company does not believe that the Year 2000 issue will have a material effect on its programs and computer systems, but will continue to assess the potential impact of the Year 2000 issue on its reporting and operating systems. Due to the proprietary nature of many of the Company's operating platforms, including its billing and accounts receivable systems, the Company has limited reliance on external vendors that might be vulnerable to Year 2000 problems. To the extent that the Company does rely on external vendors with Year 2000 exposure, however, any failure by such vendors to resolve any Year 2000 issues on a timely basis or in a manner that is compatible with the Company's systems could have a material adverse effect on the Company. The Company has begun to ask its third-party network providers about their progress in identifying and addressing problems that their computer systems may face in correctly processing data information related to the Year 2000. Preliminary indications are that the Company's third-party network providers are, or will be, Year 2000 compliant, although the Company has not undertaken an in-depth evaluation of such providers in relation to the Year 2000 issue. Any failure on the part of such third-party network providers to become Year 2000 compliant on a timely basis or in a manner that is compatible with the Company's systems could have a material adverse effect on the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(b)    Pro Forma Financial Information.

                          INDEX TO FINANCIAL STATEMENTS


MINDSPRING ENTERPRISES, INC.

Unaudited Pro Forma Financial Data....................................... F-2
Unaudited Pro Forma Balance Sheet as of September 30, 1998............... F-3
Unaudited Pro Forma Statement of Operations for the nine months ended
       September 30, 1998 and the twelve months ended December 31, 1997.. F-5

                       UNAUDITED PRO FORMA FINANCIAL DATA

       The following pro forma balance sheet reflects the acquisition of Spry, Inc. ("Spry") as if it had occurred on September 30, 1998. The following pro forma statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect the acquisition of Spry as if it had occurred on January 1, 1997. The pro forma financial information does not purport to represent what the Company's consolidated results of operations would have been if the acquisition had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or future consolidated results of operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable.

                               UNAUDITED PRO FORMA
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)


Total Assets:                                   MindSpring          Spry            Subtotal       Adjustments       Pro Forma
                                                ----------        ---------        ---------       -----------       ---------
Cash and cash equivalents                        $  62,498        $       -        $  62,498       $  (25,000) (a)   $  37,498
Accounts receivable, net                             2,370            3,241            5,611           (3,241) (a)       2,370
Due to parent                                            -            2,002            2,002           (2,002) (a)           -
Other                                                  602              161              763             (161) (a)         602
                                                 ---------        ---------        ---------       -----------       ---------
   Total current assets                             65,470            5,404           70,874          (30,404)          40,470
                                                 ---------        ---------        ---------       -----------       ---------

Property and equipment, net                         28,375            1,740           30,115           (1,130) (a)      28,985
                                                 ---------        ---------        ---------       -----------       ---------
Intangibles, net                                     5,280           34,883           40,163          (10,493) (a)      29,670
                                                 ---------        ---------        ---------       -----------       ---------
Other assets                                           890              143            1,033             (143) (a)         890
                                                 ---------        ---------        ---------       -----------       ---------

Total assets                                     $ 100,015        $  42,170        $ 142,185       $  (42,170)       $ 100,015
                                                 =========        =========        =========       ===========       =========

Liabilities and Stockholders' equity:
Accounts payable                                 $   2,036        $     935        $   2,971       $     (935) (a)   $   2,036
Accrued expenses                                     8,270            9,254           17,524           (9,254) (a)       8,270
Deferred revenue                                     4,961                -            4,961                 -           4,961
Current portion of debt                                593                -              593                 -             593
Current portion of capital leases                    2,715                -            2,715                 -           2,715
                                                 ---------        ---------        ---------       -----------       ---------
   Total current liabilities                        18,575           10,189           28,764          (10,189)          18,575
                                                 ---------        ---------        ---------       -----------       ---------

Capital leases--non-current                          3,077                -            3,077                 -           3,077
                                                 ---------        ---------        ---------       -----------       ---------
      Total Liabilities                             21,652           10,189           31,841          (10,189)          21,652
                                                 ---------        ---------        ---------       -----------       ---------

Stockholders' equity:
Preferred stock                                          -                -                -                 -               -
Common stock                                           259                -              259                 -             259
Additional paid-in-capital                          84,967           37,500          122,467          (37,500) (a)      84,967
Accumulated deficit                                 (6,863)          (5,519)         (12,382)           5,519  (a)      (6,863)
                                                 ---------        ---------        ---------       -----------       ---------
   Total stockholders' equity                       78,363           31,981          110,344          (31,981)          78,363
                                                 ---------        ---------        ---------       -----------       ---------

Total Liabilities and Stockholders' equity       $ 100,015        $  42,170        $ 142,185       $  (42,170)       $ 100,015
                                                 =========        =========        =========       ===========       =========


(a) Reflects the preliminary purchase price allocation based on $25 million paid at initial closing. Such estimate will be revised upon final closing during the first quarter of 1999 when the final subscribers are determined under the terms of the agreement. Management's best estimate based on currently available information is that the final purchase price will be between $35-45 million (such increase will be entirely reflected as an increase in intangibles). In addition to the customer subscriber base, the Company is acquiring certain fixed assets of Spry, which have also been included in this allocation based on management's estimate of their fair market value of $610 thousand. All other assets and liabilities are not being acquired. Accordingly, they have been eliminated in the accompanying pro forma balance sheet.

                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            MindSpring          Spry            Subtotal       Adjustments (a)   Pro Forma
                                            ----------        ---------        ---------       -----------       ---------
Revenues                                     $  75,139        $  34,754        $ 109,893        $       -        $ 109,893
                                             ---------        ---------        ---------        ---------        ---------
Costs and expenses:
   Selling, general and administrative          37,240           16,444           53,684                -           53,684
   Cost of revenue                              22,167           20,792           42,959                -           42,959
   Depreciation and amortization                 9,244            3,656           12,900            1,484  (b)      13,982
                                                                                                     (402) (c)
                                             ---------        ---------        ---------        ---------        ---------
                                                68,651           40,892          109,543            1,082          110,625
                                             ---------        ---------        ---------        ---------        ---------
Operating income (loss)                          6,488           (6,138)             350           (1,082)            (732)
                                             ---------        ---------        ---------        ---------        ---------
Interest income (expense), net                     590              (70)             520                -              520
                                             ---------        ---------        ---------        ---------        ---------
Income before income tax expense                 7,078           (6,208)             870           (1,082)            (212)
Income tax expense                                (212)               -             (212)               -             (212)
                                             ---------        ---------        ---------        ---------        ---------
Net income                                   $   6,866        $  (6,208)       $     658        $  (1,082)       $    (424)
                                             =========        =========        =========        =========        =========

Shares:
Primary                                         24,043                                              1,644  (d)      25,687
Diluted                                         25,446                                                241  (d)      25,687

Earnings per share:
Primary                                      $    0.29                                                           $   (0.02)
                                             =========                                                           =========
Diluted                                      $    0.27                                                           $   (0.02)
                                             =========                                                           =========



                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                        12 MONTHS ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                MindSpring          Spry           Subtotal       Adjustments (a)   Pro Forma
                                                ----------       ----------       ----------      -----------       ----------
Revenues                                        $  52,557        $  50,190        $ 102,747        $       -        $ 102,747
                                                ----------       ----------       ----------       ----------       ----------
Costs and expenses:
   Selling, general and administrative             30,784           29,279           60,063                -           60,063
   Cost of revenue                                 16,823           29,689           46,512                -           46,512
   Depreciation and amortization                    8,695            4,191           12,886            6,897  (b)      17,930
                                                                                                      (1,853) (c)
                                                ----------       ----------       ----------       ----------       ----------
                                                   56,302           63,159          119,461            5,044          124,504
                                                ----------       ----------       ----------       ----------       ----------

                                                ----------       ----------       ----------       ----------       ----------
Operating income (loss)                            (3,745)         (12,969)         (16,714)          (5,044)         (21,757)
                                                ----------       ----------       ----------       ----------       ----------
Interest income (expense), net                       (338)              (8)            (346)               0             (346)
                                                ----------       ----------       ----------       ----------       ----------
Net income                                      $  (4,083)       $ (12,977)       $ (17,060)       $  (5,044)       $ (22,103)
                                                ==========       ==========       ==========       ==========       ==========

Shares:
Primary                                            22,542                                              3,000 (d)       25,542
Diluted                                            22,542                                              3,000 (d)       25,542

Earnings per share:
Primary                                         $   (0.18)                                                          $   (0.87)
                                                ==========                                                          ==========
Diluted                                         $   (0.18)                                                          $   (0.87)
                                                ==========                                                          ==========


(a) Adjustments have not been made to cost of revenue and selling, general and administrative costs since the amounts expected to be incurred by MindSpring are not readily determinable. However, such cost recorded by Spry include allocations from its Parent Corporations and other third-party vendors which may not be indicative of the costs that would have been incurred on a stand alone basis. Accordingly, cost of revenue and selling, general and administrative costs incurred by MindSpring in future periods may be materially different from the amounts reflected in MindSpring's historical statements.

(b) Represents additional amortization based on preliminary purchase price allocation (as noted in footnote (a) to the pro forma balance sheet) using a three-year amortization period. Management currently estimates that the final purchase price will increase between $10-20 million, which would result in $3.3-6.6 million in additional amortization expense per annum.

(c) Represents the adjustment to conform the accounting policy of the acquired company to those of the Company with respect to depreciable lives.

(d) Reflects the 3 million shares of common stock issued on May 29, 1998 as if they were outstanding since January 1, 1997. Also, the nine months ended September 30, 1998 excludes the effect of stock options for purposes of the diluted calculation since the effect for pro forma purposes is antidilutive.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      MINDSPRING ENTERPRISES, INC.

                                      /s/ Michael G. Misikoff
                                      ------------------------------------------
                                      Michael G. Misikoff
                                      Vice President and Chief Financial Officer



Date: December 7, 1998